SCHEDULE 14A INFORMATION
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LEXINGTON REALTY TRUST
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Lexington Realty Trust
2014 Annual Meeting of Shareholders to be held on May 20, 2014
Supplemental Information Regarding Proposal 2: Advisory Resolution to Approve the Compensation of Our Named Executive Officers

Dear Lexington Shareholders:

At our Annual Meeting on May 20, 2014, you have been asked to consider and vote upon an advisory resolution to approve the compensation of the named executive officers, as disclosed in the proxy statement for the Annual Meeting, which we refer to as our “Say-on-Pay proposal”. At least one proxy advisory firm, ISS Proxy Advisory Services, has recommended that their clients vote “against” our Say-on-Pay proposal. We disagree with this recommendation. We believe that the analyses behind the recommendation do not accurately reflect a number of important aspects of our compensation program and that our shareholders should disregard this recommendation and vote “FOR” our Say-on-Pay proposal for the following reasons:

1.	The structure of our executive compensation program has been substantially the same for the last several years.

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In 2013, 2012 and 2011, our executive compensation consisted of base salary, an annual cash incentive and an annual long-term incentive award, with a long-term retention grant for our CEO in 2012 and long-term retention grants for our CEO, CFO and General Counsel in 2013. The subjective and objective measurements for the incentives were substantially similar for 2013, 2012 and 2011.

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All proxy advisory firms that reported on us recommended a vote “FOR” our Say-on-Pay proposal in 2012 and 2011. Approximately 98%, 99% and 99% of our shareholders voted “FOR” the executive compensation programs in 2013, 2012 and 2011, respectively.

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The long-term retention grants to our CEO, CFO and General Counsel in January 2013 were included as part of our executive compensation disclosure contained in the proxy statement for our 2013 Annual Meeting of Shareholders and none of the proxy advisory firms commented on such grants in their reports for that meeting.

2.	ISS’s quantitative screen found a low level of concern for most of our executive compensation program.

•	Our ISS QuickScore for Compensation was 4, which is one notch higher than last year when ISS recommended a vote “FOR” our executive compensation.

•	ISS indicated a low level of concern for Non-Performance-Based Pay Elements, Peer Group Benchmarking, Severance/CIC Arrangements and Comp Committee Communication/Responsiveness.

3.	Our CEO did not receive any increase in base salary from 2008 until 2013.

•	In 2013, our CEO’s base salary was increased by 9%, the first increase in five years.

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During the period commencing January 1, 2009 and ending December 31, 2012 (the period during which no base salary increase was made), our absolute return was 197%, and our absolute return for 2012 was 48%.

•	A 9% increase spread over five years would have had a cascading effect resulting in higher total compensation payments.

4.	Our Compensation Committee does not believe in arbitrary and pure formula driven compensation programs.

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Our shareholders elect trustees to exercise their discretion and business judgment and objective measurements prevent the exercise of business judgment. Our Compensation Committee does not believe that using negative discretion to reduce awards should be discouraged.

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While total return is of the utmost importance, market factors and volatility may generate compensation windfalls without regard to business plan execution. Retaining subjective discretion is necessary to protect against windfalls and manipulation of plan objectives.

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Acquisition and disposition activity, balance sheet management and leasing activities are the drivers of our business, are essential to growing shareholder value and should not be overlooked in assessing executive performance.

•	Our subjective measures, which were the same in 2013, 2012 and 2011, provide discernible goals that our executives achieved, including the following which ISS took exception with:

◦	“expense control” - in 2012 and 2013, our G&A as a percentage of revenues was essentially flat despite significantly increased transaction activity.

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“shareholder relations” - three of our five shareholders holding 5% or more of our outstanding shares in 2012 increased their holdings from 2012 to 2013 and we had a new 5% or more shareholder in 2013.

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“leasing” - we entered into 59 new and renewal leases totaling approximately 5.7 million square feet and increased overall portfolio occupancy to 97.6% at December 31, 2013, compared to 97.3% at December 31, 2012. Leasing is essential to a commercial real estate enterprise.

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“capital allocation” - we monetized properties for an aggregate price of approximately $167.3 million in 2013 and upgraded the quality of our portfolio by extending our weighted average lease term on a cash basis to approximately 11.2 years at December 31, 2013 compared to approximately 6.9 years at December 31, 2012.

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We believe that using the same and many measurements for the annual incentive opportunity and the annual long-term incentive opportunity incentivizes management to take a holistic approach to our business as opposed to focusing on short-term share price movements.

5.	Our measurement period is from December 1 to November 30.

•	For the measurement period, we obtained a 14.8% absolute return and an 8.4% relative return, which is “High” performance under any objective standard.

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The absolute total return and relative total return targets for 2013 were incorrectly stated in our proxy statements as 2% and 8%, respectively, but were actually 8% and 2%, respectively. We believe 8% target growth is appropriate.

6.	Regardless of our measurement period, 2013 was a successful year for us and our shareholders

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As of December 31, 2013, we have generated positive absolute and relative total shareholder returns over the trailing one-year, three-year and five-year periods. Our three-year and five-year total returns on a compounded, annualized basis were 15.1% and 24.5%, respectively, which ranks us 23 out of the 112 companies and 23 out of the 103 companies that in applicable period comprised the MSCI US REIT (RMS) Index during the applicable period.

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We believe Net Income and Earnings Per Share are not as relevant to a real estate company as Funds From Operations due to the impact of certain items like depreciation and amortization. Our Company Funds From Operations per share, as adjusted, increased 4% from 2012 to 2013. See page 56 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2014 for a reconciliation of Net Income to Company Funds from Operations, as adjusted.

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We increased our quarterly common share dividend rate by 10% from $0.15 per share to $0.165 per share beginning with the dividend paid on January 15, 2014, or $0.60 per share to $0.66 per share on an annualized basis.

•	In addition, during 2013, we:

◦	obtained investment-grade debt ratings and considerably lowered our financing costs;

◦	completed real estate acquisitions/build-to-suit transactions, including joint venture investments, for an aggregate capitalized cost of approximately $590.4 million;

◦	extended our weighted-average lease term on a cash basis to approximately 11.2 years; and

◦	leased 5.7 million square feet, ending the year with occupancy of 97.6%.

7.	We are committed to retaining the next generation of executive management and aligning their interests with those of our shareholders.

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In the proxies for our 2012 and 2013 Annual Meeting of Shareholders, our compensation committee communicated its desire to increase our CEO’s share ownership to retain his service and further align his interests with those of our shareholders.

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In 2012, our CEO received a 150,000 share long-term retention grant that vested ratably over five years with dividends accruing and only paid upon vesting. In 2013, our CEO received a 750,000 share long-term retention grant that does not vest until the fifth year and then vests ratably, but 50% of the grant can accelerate AFTER the fifth year if the share price exceeds $15.00 per share for 20 consecutive days.

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At least one proxy advisory firm has INCORRECTLY stated that the initial vesting period for the 2013 long-term retention grant is only three years after which all shares would be eligible for accelerated vesting. We ensured that our CEO would not be enriched during the initial five-year period by providing for cliff vesting and accrual of all dividends until vesting.

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Similar awards were made to our CFO (200,000 shares) and General Counsel (100,000 shares), but not to our Chairman and Vice Chairman who are our founders and who have sufficient share ownership levels for their positions.

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In recent years, there has been increased competition for executive management in our sector and we believe that long-term retention grants provide for the continued service and loyalty of our executive management.

•	These grants were also for superior prior performance during which time we believe our compensation levels were below the level of our performance.

In summary, we have, and continue to, evaluate compensation decisions in a serious manner and diligently review performance across multiple metrics (not just total return in isolation). Our programs have remained the same for many years and both proxy advisory firms, and more importantly our shareholders, have strongly supported them. As a result, we believe our executive compensation program awarded our named executive officers with compensation commensurate with performance.

In addition, we have added the following anti-hedging policy to our insider trading policy: No Restricted Person shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to securities of Lexington, whether or not issued by Lexington, such as exchange traded options to purchase or sell securities of Lexington (so called “puts” and “calls”) or financial instruments that are designed to hedge or offset any decrease in the market value of the securities of Lexington (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).

We urge you to review the information offered in our 2014 proxy statement and consider the additional points in our analysis above in your decision to vote FOR Proposal 2.

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